CODE OF ETHICS

June 30, 2023

TABLE OF CONTENTS

Page
I.Introduction    1
II.Personal Securities Transactions    2
A.Preclearance Requirements for Access Persons    2
1.General Requirement    2
2.Trade Authorization Requests    2
3.Review of Form    2
4.Length of Trade Authorization Approval    2
5.No Explanation Required for Refusals    3
B.Prohibited Securities Transactions    3
1.Always Prohibited Securities Transactions    3
2.Generally Prohibited Securities Transactions    3
C.Exemptions    4
1.Exemption from Treatment as a
Prohibited Transaction    4
2.Exemption from Preclearance AND Treatment as a
Prohibited Transaction    4
D.Reporting Requirements    5
1.Initial and Annual Holdings Reports    5
2.Quarterly Reporting    6
3.Exempt Accounts    6
4.Availability of Reports    7
5.Collection and Review of Reports    7
6.Board Reporting    7
III.Fiduciary Duties    7
A.Confidentiality    7
B.Gifts and Entertainment    7
1.Prohibition Against Giving or Receiving Cash or Cash    7
Equivalents
2.Accepting Gifts and Entertainment    7
3.Prohibition Against Soliciting Gifts or Entertainment    8
4.Giving Gifts or Entertainment    8
5.Recordkeeping    8
C.Corporate Opportunities    8

D.Undue Influence    8
E.Avoid Conflicts of Interest    8
F.Outside Business Activities    9
IV.Compliance with the Code of Ethics    10
A.Administration of the Code of Ethics    10
1.Investigating Violations of the Code    10
2.Periodic Review    10
B.Remedies    10
C.Exceptions to the Code    10
D.Inquiries Regarding the Code    10
E.Recordkeeping    10
V.Definitions    12
“Access Person”    12
“Beneficial Interest”    12
“Chief Compliance Officer”    12
“Entertainment”    12
“Equivalent Security”    13
“Exempt Managed Account    13
“Federal Securities Laws”    13
“Gift”    13
“Immediate Family”    13
“Outside Business Activities”    13
“Personal Securities Account”    14
“Personal Securities Holdings”    14
“Portfolio Manager”    14
“Preclearance Officer”    14
“Securities Transaction”    14
“Security”    14
Appendix 1    Trade Authorization Request    15
Appendix 2    Disclosure Statement for Potential Conflicts of Interest    16
Appendix 3    Outside Business Activities Disclosure    17
Appendix 4    Certification of No Beneficial Interest    18
Appendix 5    Exempt Managed Accounts    19
Appendix 6    Preclearance Officers    20

I.INTRODUCTION
Patient Capital Management, LLC (the “Firm”) has prepared this Code of Ethics (the “Code”) consistent with, and in support of, the high value we place on fulfilling our fiduciary duty to clients. It contains principles, policies, and procedures designed to ensure that employees’ personal activities (e.g., personal investing, outside business activities) do not conflict with this duty. The Code is also specifically designed to prevent employees from engaging in any of the following conduct prohibited under Rule 17j-1 of the Investment Company Act of 1940, as amended, with respect to the Opportunity Trust (the “Fund”):
Employing any device, scheme or artifice to defraud a Fund
Making any untrue statement of a material fact to a Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading
Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund
Engaging in any manipulative practice with respect to a Fund

The Code is intended to be complementary of the Firm’s Compliance Policies and Procedures Manual, which governs the business activities that employees engage in on behalf of the Firm. Additional capitalized words used in this Code are defined in Section V. Definitions.

The Code consists of principles and procedures. It is impossible to contemplate and institute procedures that address every situation and contingency. If you are ever presented with a situation that is not addressed by the procedures in the Code, but may conflict with our core values or the principles in the Code, please comply with the principles and spirit of the Code. Also, please consult with the Chief Compliance Officer if at any time you are unsure whether any conduct is permitted or prohibited by the Code. Within ten (10) days of being designated as an Access Person and thereafter on an annual basis, all Access Persons will be required to acknowledge that they have received and reviewed the Code.

The Code’s Principles. The Code is based on the following principles:
Clients Come First. Access Persons owe a fiduciary duty to clients and must avoid activities, interests and relationships that might interfere with making decisions in the best interests of any client. An Access Person may not induce or cause a client to take action, or not to take action, for the Access Person's personal benefit, rather than for the benefit of the client. For example, an Access Person would violate this Code by causing a client to purchase a Security the Access Person owned for the purpose of increasing the price of that Security.

Do Not Take Advantage. Access Persons may not use their knowledge of open, executed, or pending client portfolio transactions to profit by the market effect of such transactions, nor may they use their knowledge of the identity, size, or price of a portfolio holding in any Fund to engage in short-term or other abusive trading in such Fund.

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Avoid Conflicts of Interest. Access Persons must avoid activities, perquisites, Gifts, or receipt of investment opportunities that could interfere with the Access Person’s ability to act objectively and effectively in the best interests of the Firm and its clients.

Compliance with Applicable Law. Access Persons must comply with applicable Federal Securities Laws. Please consult with your supervisor or the Chief Compliance Officer if you are unsure whether your conduct complies with the Federal Securities Laws.
Duty to Report Violations. Access Persons must promptly report all violations of this Code to the Chief Compliance Officer.

II.PERSONAL SECURITIES TRANSACTIONS

A.Preclearance Requirements for Access Persons

1.General Requirement. Except for the transactions specified in Section II.C.2, any Securities Transaction in which an Access Person has or acquires a Beneficial Interest must be precleared with a Preclearance Officer.

2.Trade Authorization Requests. Prior to entering an order for a Securities Transaction that requires preclearance, the Access Person must complete a trade authorization request form and submit the completed request to a Preclearance Officer. The form requires Access Persons to provide certain information and to make certain representations. The trade authorization request form must be substantially in the form of the sample attached as Appendix 1. An Access Person may designate another individual to complete a trade authorization request form on his or her behalf.

3.Review of Form. After receiving a completed trade authorization request form, a Preclearance Officer will (i) review the information set forth in the form, (ii) review information regarding past and pending transactions for clients of the Firm, as necessary, and (iii) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date and time that authorization was granted must be reflected on the form. A Preclearance Officer may not authorize his or her own Securities Transactions.

No order for a Securities Transaction for which preclearance is required may be placed prior to the receipt by the Access Person of authorization from a Preclearance Officer.

4.Length of Trade Authorization Approval. The authorization provided by a Preclearance Officer is effective until the earlier of (i) its revocation, (ii) the close of business on the trading day immediately following the day on which authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Tuesday), or (iii) the moment any information in the trade authorization request form becomes inaccurate. If the order for the Securities Transaction is not placed within that

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period, a new authorization must be obtained before the Securities Transaction is placed. If the order is placed but has not been executed before the preclearance expires (for example,

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in the case of a limit order), no new preclearance is required unless the Access Person amends the original order or learns that the information provide in the initial trade authorization has become inaccurate.
5.No Explanation Required for Refusals. In some cases, a Preclearance Officer may refuse to authorize a Securities Transaction for a reason that is confidential. Preclearance Officers are not required to give an explanation for refusing to authorize any Securities Transaction.
B.Prohibited Securities Transactions

1.Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances:

Inside Information. Any Securities Transaction by an Access Person who possesses material nonpublic information regarding the Security or the issuer of the Security.
Market Manipulation. Securities Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

Mutual Fund Trading. No Access Person may engage in a short-term trading strategy utilizing a mutual fund if such trading is prohibited by the mutual fund.

Others. Any Securities Transaction deemed by the Preclearance Officer to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

2.Generally Prohibited Securities Transactions. Unless exempted by Section II.C, the following restrictions apply to the categories of Access Persons specified.
Seven-Day Blackout (Fund Portfolio Managers only). Fund Portfolio Managers may not purchase or sell a Security within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by a Fund managed by that Portfolio Manager. For example, if a Fund trades a Security on day one, day eight is the first day the Fund Portfolio Manager may trade that Security for an account in which he or she has a Beneficial Interest.
One Day Blackout (All Access Persons). Unless otherwise exempted by this Code, Access Persons are generally prohibited from purchasing or selling a Security if a client: (i) has a pending buy or sell order; or (ii) has effected a buy or sell transaction in the same Security (or Equivalent Security) that day.
Initial Public Offerings (All Access Persons). Access Persons may not purchase a Security in an initial public offering (other than a new offering of a registered open- end investment company).

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Private Placements (All Access Persons). Access Persons may only invest in a private placement after receiving approval from a Preclearance Officer. Prior to granting approval, the Preclearance Officer will review the proposed transaction and consider all of the relevant factors, including whether the investment opportunity should be reserved for client accounts. Access Persons who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Chief Compliance Officer. If the Access Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security) from the same issuer for a client account, then the decision to purchase or sell the Security (or an Equivalent Security) must be independently authorized by a Portfolio Manager with no personal interest in the issuer.
C.Exemptions

1.Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the prohibitions of Section II.B.2. They are not exempt from the preclearance requirements set forth in Section II.A.

De Minimis Transactions. Any equity Security Transaction, or series of related transactions, effected over a thirty (30) calendar day period, involving 1000 shares or less in the aggregate if the issuer of the Security is listed on the New York Stock Exchange or has a market capitalization in excess of $1 billion. Any fixed income Security Transaction, or series of related transactions, effected over a thirty (30) calendar day period, involving $100,000 principal amount or less in the aggregate.
Pre-Clearance Sought and Obtained in Good Faith. If an Access Person completes a personal Securities Transaction for which preclearance was sought and obtained in good faith and a subsequent trade for a client account causes the personal Securities Transaction to be in violation of the provisions of Section II.B.2, the Chief Compliance Officer may determine that there is no violation. This determination may take into account factors, including: (i) the degree of such Access Person’s involvement in the investment decision that triggered the potential violation; (ii) the nature of the triggering event for the potential violation (e.g. unanticipated cash flows or market events create client order); and (iii) the opportunity for abuse. The Chief Compliance Officer will document the rationale for any such determination.

2.Exemptions from Preclearance AND Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the preclearance requirements of Section
II.A and the prohibitions of Section II.B.2:
Exempt Managed Account. Any purchase or sale of a Security in an Exempt Managed Account.

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Mutual Funds. Any purchase or sale of a Security issued by a registered open-end investment company, provided such transaction does not constitute prohibited “Mutual Fund Trading” as described in Section II.B.1.

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Section 529 Plans. Any purchase or sale of a Security issued in connection with a College Savings Plan established under Section 529(a) of the Internal Revenue Code known as “Section 529 Plans”.

Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.
Systematic Investment Plans. Any acquisition of a Security pursuant to a systematic investment plan. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access Person.
Options-Related Activity. Any acquisition or disposition of a Security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, an additional preclearance will not be required for the sale of the underlying Security in connection with the call’s exercise.

Commodities, Futures, and Options on Futures. Any Securities Transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures.

Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities.
Miscellaneous. Any transaction in the following: (i) bankers acceptances, (ii) bank certificates of deposit, (iii) commercial paper, (iv) repurchase agreements, (v) Securities that are direct obligations of the U.S. Government, (vi) currencies or cryptocurrencies; and (vii) other Securities as may from time to time be designated in writing by the Chief Compliance Officer on the ground that the risk of abuse is minimal or non-existent.

D.Reporting Requirements
1.Initial and Annual Holdings Reports. Within ten (10) days of being identified as an Access Person, and thereafter on an annual basis, each Access Person must disclose and certify as to all his or her Personal Securities Accounts and, subject to the exemption in Section II.D.3 below, Personal Securities Holdings. The disclosed information must be as of a date no more than forty-five (45) days before the disclosure and must identify the date that the report is submitted.

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Personal Securities Accounts -- the disclosed information must include the title and number of the account and the name of the broker or bank at which the account is maintained.

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Personal Securities Holdings -- the disclosed information must include (i) the title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, and
(ii) the number of shares or principal amount of each Security.
Account Statements -- the delivery of account statements containing the information described above shall be sufficient to comply with the initial and annual holdings reporting requirements of this Section II.D.1.

Access Persons must report their Personal Securities Accounts and Personal Securities Holdings, and also those of Immediate Family members living in the same household.

2.Quarterly Reporting. No later than thirty (30) days after the end of each calendar quarter, Access Persons are required to provide, or cause to be provided, to the Firm (i) account statements covering such quarter for their Personal Securities Accounts (including Personal Securities Accounts of any same-household Immediate Family member), and (ii) transaction confirmations for all Securities Transactions in such accounts during the quarter. Access persons must report the following information:

With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:
oThe date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
oThe nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
oThe price of the Covered Security at which the transaction was effected;
oThe name of the broker, dealer or bank with or through which the transaction was effected; and
oThe date that the report is submitted by the Access Person.
With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
oThe name of the broker, dealer or bank with whom the Access Person established the account;
oThe date the account was established; and
oThe date that the report is submitted by the Access Person.

If an Access Person opens a Personal Securities Account that has not previously been disclosed, the Access Person must promptly notify the Chief Compliance Officer of the existence of the new Personal Securities Account (and the date on which the account was opened) and make arrangements to comply with the reporting requirements set forth above.

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3.Exempt Accounts. An Access Person is not required to disclose Personal Securities Holdings, or to provide account statements, transaction confirmations or other transaction

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information for any (i) Exempt Managed Account, (ii) Section 529 Plan account, (iii) 401(k) account sponsored by the Firm, or (iv) 401(k) account that does not include any the Opportunity Trust.
4.Availability of Reports. Information supplied pursuant to this Code may be made available for inspection to the Chief Compliance Officer, senior management of the Firm, the board of trustees of the Funds (the “Board”), Preclearance Officers, any individual or entity conducting an internal audit or examination of the Firm, any party to which any investigation is referred by any of the foregoing, and any attorney or agent of the foregoing.
5.Collection and Review of Reports. The Chief Compliance Officer will ensure that all of the information required by Sections II.D.1 and II.D.2 is collected, reviewed and maintained by the compliance team. The Chief Compliance Officer will delegate these responsibilities to one or more Preclearance Officers. The review will include a reconciliation of all Access Person trading against previously precleared transactions. A Preclearance Officer may not reconcile his or her own trading activity.
6.Board Reporting. The Chief Compliance Officer will provide an annual report to the Board that:

Describes any issues that have arisen under the Code since the last report (including any material violations and sanctions).
Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code with respect to each of the Funds.

III.FIDUCIARY DUTIES

A.Confidentiality

Access Persons are prohibited from revealing information relating to clients, including their identity, and the investment intentions, activities or portfolio holdings of any client of the Firm, except to persons whose responsibilities require knowledge of the information.

B.Gifts and Entertainment

The following provisions on Gifts and Entertainment apply to all Access Persons.

1.Prohibition Against Giving or Receiving Cash or Cash Equivalents. Without the approval of the Chief Compliance Officer, an Access Person may not offer, give, solicit, or receive cash or cash equivalents to or from any prospects, clients, brokers, vendors or other firms or persons with which the firm does, or may do, business. Cash equivalents include gratuities, loans, and expense reimbursements.

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2.Accepting Gifts and Entertainment. On occasion, because of their position with

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the Firm, Access Persons may be offered, or may receive without notice, Gifts or Entertainment from clients, brokers, vendors, or other persons not affiliated with such entities. In no event may an Access Person accept a Gift or Entertainment if that person feels that he or she will become obligated to repay the donor with corporate business. Gifts or Entertainment of a nominal value (i.e., Gifts from one source that have a value of no more than $250 per year may be accepted.) If an Access Person receives any Gift or Entertainment that has more than a nominal value (greater than $250 per year), that Access Person must immediately inform the Chief Compliance Officer and may not accept such Gift or Entertainment without the prior consent of the Chief Compliance Officer.
3.Prohibition Against Soliciting Gifts or Entertainment. Access Persons may not solicit Gifts or Entertainment.

4.Giving Gifts or Entertainment. Without the approval of the Chief Compliance Officer, neither the Firm nor any Access Person may give Gifts or Entertainment with an aggregate value in excess of $250 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of the Firm.
5.Recordkeeping. The Chief Compliance Officer will maintain a written log of all Gifts and Entertainment that have been reported or approved and exceed the nominal value.
C.Corporate Opportunities
Access Persons may not take personal advantage of any opportunity properly belonging to a client of the Firm. For example, an Access Person should not request permission to acquire a Beneficial Interest in a Security of limited availability without first evaluating whether such Security is appropriate for client accounts.
D.Undue Influence

Access Persons may not cause or attempt to cause any client account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person stands to benefit materially from an investment decision for a client account, and the Access Person is making or participating in the investment decision, then the Access Person must disclose the potential benefit to those persons with authority to make investment decisions for the client account (or, if the Access Person in question is a person with sole authority to make investment decisions for the client account, to the Chief Compliance Officer). The person to whom the Access Person reports the interest, in consultation with the Chief Compliance Officer, must determine whether or not the Access Person will be restricted in making or participating in the investment decision.

E.Avoid Conflicts of Interest

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Access Persons must be cognizant of potential conflicts of interest that may call into question the independence of their judgment. This may include Gifts, personal

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relationships, or business dealings. Access Persons are required to disclose any relationships that may present a potential conflict of interest when they are designated an Access Person, as well as on an annual basis. The Disclosure Statement for Potential Conflicts of Interest is attached as Appendix 2. Access Persons should also promptly update their conflict disclosure form if they become aware of any new relationships that could present a potential conflict of interest.
If any employee of the Firm identifies a potential conflict of interest, whether reported on the Disclosure Statement for Potential Conflicts of Interest or otherwise, the employee must promptly notify the Chief Compliance Officer. The Chief Compliance Officer, in consultation with the Firm’s Chief Investment Officer, will determine what steps the Firm should take to ensure that the conflict does not interfere with any employee’s ability to act objectively and effectively in the best interests of the Firm and its clients.

F.Outside Business Activities
All Access Persons are required to disclose their Outside Business Activities. New employees will be required to disclose Outside Business Activities within ten (10) days of joining the Firm and all employees will be asked to confirm these disclosures on an annual basis. A copy of the Outside Business Activities Disclosure form is attached as Appendix 3. Access Persons should also promptly update their Outside Business Activities Disclosure form if they engage in a previously unreported Outside Business Activity. Any Outside Business Activity that provides compensation to an Access Person or that requires a substantial commitment of an Access Person’s time during normal business hours must be approved by the Chief Compliance Officer or the Firm’s Chief Investment Officer.
No Access Person may serve on the board of directors of a publicly-held company absent prior written authorization by the Chief Compliance Officer. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Access Person be isolated, through informational barriers or other procedures, from those making investment decisions related to the issuer on whose board the Access Person sits.
Access Persons are permitted to serve as a director of a private company, but only with prior approval from the Chief Compliance Officer. To the extent investment in the private company is considered, the decision to make any investment must be independently authorized by a Portfolio Manager with no personal relationship to the company. If the company considers going public during the Access Person’s term as director, the Access Person must inform the Chief Compliance Officer as soon as possible, but in any case prior to the date on which the securities are priced in an initial public offering.
Access Persons shall not serve as a director or member of an advisory board of a company that is held as an investment in any of the Funds. Further, the Firm may not invest the assets of any Fund in a company where an Access Person currently serves as a director or member of an advisory board of such company.

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IV.COMPLIANCE WITH THE CODE OF ETHICS
A.Administration of the Code of Ethics
1.Investigating Violations of the Code. The Chief Compliance Officer is responsible for investigating any suspected violation of the Code and shall, as necessary, report the results of each investigation to senior management of the Firm and to clients that require such information.
2.Periodic Review. The Chief Compliance Officer will review the Code periodically in light of legal and business developments and experience in implementing the Code, and will make such amendments as are deemed appropriate. Promptly following each material amendment, a new version of the Code will be delivered to each Access Person.

B.Remedies
If the Chief Compliance Officer determines that an Access Person has committed a violation of the Code, the Firm may impose sanctions and take other actions as deemed appropriate, including the issuance of a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), issuance of a fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. The Firm may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.
C.Exceptions to the Code
Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis if, in the opinion of the Chief Compliance Officer, the proposed conduct involves negligible opportunity for abuse.
D.Inquiries Regarding the Code

Inquiries related to the provisions of the Code, or the applicability of any of the provisions to an Access Person, should be directed to the Chief Compliance Officer or another member of the compliance team.

E.Recordkeeping

The Chief Compliance Officer will maintain the following records in an easily accessible place:

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A copy of this Code and any other code of ethics that is, or at any time within the past five years has been, in effect.

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A record of any Code violation and of any sanctions taken for a period of not less than five years following the end of the fiscal year in which the violation occurred.
A copy of each report made by an Access Person under this Code for a period of not less than five years from the end of the fiscal year in which it is made.

A record of all persons who are, or within the past five years have been, required to submit reports under this Code, or who are or were responsible for reviewing these reports.

A copy of each annual written report to the Board, required by Section II.D.6 of this Code, for at least five years from the end of the fiscal year in which it is made.

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V.DEFINITIONS
When used in the Code, the following terms have the meanings set forth below:
“Access Person” means: (1) every employee of the Firm designated as an Access Person;
(2) any temporary employee or consultant for the Firm, who in connection with his or her regular functions, (i) obtains information regarding the portfolio holdings of clients prior to public dissemination, or (ii) makes, participates in, or obtains information regarding the purchase or sale of Securities for client accounts; and (3) such other persons as a Chief Compliance Officer shall designate.
Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Chief Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “Access Person” found in Rule 204A-1 promulgated under the Investment Advisers Act of 1940, as amended.

The Firm will maintain a current list of Access Persons as well as the lists containing anyone deemed as such within the past five years.
“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Access Person is deemed to have a Beneficial Interest in the following: (1) any Security owned individually by the Access Person; (2) any Security owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and (3) any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Security is held in an account over which the Access Person has decision making authority (for example, the Access Person acts as trustee, executor, or guardian).

In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person provides the Chief Compliance Officer with satisfactory assurances that the Access Person does not have an ownership interest, individual or joint, in the Security and exercises no influence or control over investment decisions made regarding the Security. Access Persons may use the form attached as Appendix 4 in connection with such requests.

Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Chief Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) & 16a-1(a)(5) promulgated under the Securities Exchange Act of 1934, as amended.

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“Chief Compliance Officer” means the Chief Compliance Officer identified in the Firm’s Form ADV.
“Entertainment” means any social event, hospitality event, charitable event, sporting event,

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entertainment event, meal, leisure activity or event of like nature or purpose where the provider accompanies or participates with the Access Person. If the provider does not accompany or participate with the Access Person, then the Entertainment is considered a Gift.
“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, that is exchangeable for or convertible into the underlying Security including but not limited to: options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or Security otherwise convertible into that Security. Options on Securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.
“Exempt Managed Account” means a Personal Securities Account for which an Access Person (1) submits a certification and agreement as to non-involvement with investment decisions by completing and submitting to the Chief Compliance Officer a certification and agreement on the form attached as Appendix 5, and (2) complies with such certification and agreement.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.
“Gift” means any good or service that has value. Customary promotional items, such as t- shirts, pens, and similar items that include the provider’s logo are not considered Gifts.

“Immediate Family” of an Access Person means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Chief Compliance Officer determines could lead to a possible conflict of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.
“Outside Business Activities” means any activities that an Access Person may be engaged in outside of their employment with the Firm, including, but not limited to, service as an officer, director, partner, employee, consultant or independent contractor with any for profit or non-profit organization. A person may be engaged in an outside business activity if they are (1) employed by any other person or entity; (2) receiving compensation from any other person or entity; (3) serving

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as an officer, director, or partner of another entity; or (4) serving in a fiduciary capacity (e.g., trustee, executor or power of attorney) for someone other than a family member.

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“Personal Securities Account” means an account of an Access Person that includes, or may include, Personal Securities Holdings or Securities Transactions of the Access Person.
“Personal Securities Holdings” means Securities in which an Access Person has a Beneficial Interest.

“Portfolio Manager” means a person who has or shares primary responsibility for the day- to-day management of the portfolio of a client.
“Preclearance Officer” means each person designated as a Preclearance Officer in
Appendix 6 hereof or such person’s designee.
“Securities Transaction” means a purchase or sale of Securities in which an Access Person has or acquires a Beneficial Interest.
“Security” includes stock, notes, closed-end funds, registered open-end investment companies, exchange traded funds (ETFs), bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

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Appendix 1
Trade Authorization Request

1.Name of Access Person:

2.Account Title:

3.Account Number:

4.Name of Security:

5.Maximum number of shares or units to
be purchased or sold or amount of bond:

7.Check applicable boxes: Purchase     Sale     Market Order     Limit Order

8.In connection with the foregoing transaction, the Access Person hereby makes the following representations:
(a)I do not possess any material nonpublic information regarding the Security or the issuer of the Security.
(b)By entering this order, I am not using knowledge of any open, executed, or pending transaction by a client to profit by the market effect of such transaction.
(c)The Security is not being acquired in an initial public offering.
(d)The Security is not being acquired in a private placement or, if it is, I have reviewed Section II.B.2 of the Code and have provided the compliance team with a description of the Security.
(e)I believe that the proposed trade fully complies with the requirements of the Code.

Access Person or Designee* Signature    Date    Time

* If this Authorization has been completed by a Designee, the Designee affirms that the Access Person instructed the Designee to complete the Authorization and that the Access Person confirmed the representations set forth above.

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Appendix 2
Disclosure Statement for Potential Conflicts of Interest
The Firm maintains policies and procedures to identify potential conflicts of interest that may arise as a result of relationships that employees have with (i) issuers of securities that the Firm may purchase or sell for clients, (ii) any other public companies, and (iii) broker-dealers that execute transactions for clients. To assist with the administration of these policies and procedures, please respond to the following questions:

•Are you, or to the best of your knowledge is any member of your Immediate Family, affiliated with an issuer of securities held in client accounts? [Note: ownership of securities does not create an affiliation.]

Yes        No
If your answer is Yes, please describe affiliation below:

•Are you, or to the best of your knowledge is any member of your Immediate Family, affiliated with any public company?
Yes        No
If your answer is Yes, please describe affiliation below:

•Are you, or to the best of your knowledge is any member of your Immediate Family, affiliated with any broker-dealer?
Yes        No
If your answer is Yes, please describe affiliation below:

•Are there any other relationships that you maintain that you believe have the potential to create a conflict of interest with the Firm and its activities?
Yes        No

If your answer is Yes, please describe below:

____________________________________
Access Person’s Name

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________________________________________________________________________________________
Access Person’s Signature    Date

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Appendix 3
Outside Business Activities Disclosure
If you are associated with an organization that is not affiliated with the Firm as an employee, officer, director, consultant, independent contractor, or otherwise, please provide the following information:

1.Name and Address of Organization

2.Nature of Organization

3.Your Title, Position, or Association

4.Brief Description of Your Duties (specify if responsibilities include handling the organization’s financial affairs)

5.Amount of Time You Devote to Organization

6.Percentage of Time You Devote to Organization During Normal Business Hours

7.Amount of Any Compensation You Receive, if any, and the Frequency With Which it is Received

8.Is Organization a Client of the Firm?

_____________________________________
Access Person’s Name
____________________________________________________________________________________
Access Person’s Signature    Date

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Appendix 4
Certification of No Beneficial Interest

I have read the Code and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of "Beneficial Interest" and understand that I may be deemed to have a Beneficial Interest in Securities owned by certain members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to the Code.

Members of my Immediate Family with whom I reside may, from time to time, maintain Securities accounts over which I have no direct or indirect influence or control. I certify that with respect to each such account (initial each line):

     I do not own individually or jointly with others any of the Securities held in the account.
     I do not influence or control investment decisions for the account.

I agree that I will notify the Chief Compliance Officer immediately if any of the information I have provided in this certification becomes inaccurate or incomplete.

______________________________________
Access Person’s Name
_____________________________________________________________________________
Access Person’s Signature    Date

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Appendix 5
Exempt Managed Accounts
I have read the Code and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I maintain the following account(s) which are managed on my behalf, on a discretionary basis, by an investment manager.

Account Name    Account Number    Brokerage Firm    Investment Manager

I certify that with respect to each of the accounts listed above (initial each box):
     I have retained the services of an investment manager to manage the account(s) on my behalf.
     I do not influence or control investment decisions for the account(s) and they are managed on a fully discretionary basis.

     Upon request from the Chief Compliance Officer, I will promptly provide the Firm with Securities Transaction information, for the Account.
I agree that I will notify the Chief Compliance Officer immediately if any of the information I have provided in this certification becomes inaccurate or incomplete.

___________________________
Access Person’s Name
_______________________________________________________________________________________
Access Person’s Signature    Date

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Appendix 6
Preclearance Officers

Jim Wilson MacKenzie Bozel Milton Dodge

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